Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of June 4, 2021 (“Effective Date”), by and between Ambrx, Inc., a Delaware corporation (the “Company”), and SONJA NELSON, CPA (“Executive”).

The parties agree as follows:

1. Employment. The Company hereby employs Executive commencing effective as of a mutually agreed upon date toward the end of June 2021 (the “Employment Commencement Date”), and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties and Position. Executive shall be employed as the Company’s Chief Financial Officer (“CFO”). Executive shall report to the Company’s Chief Executive Officer (“CEO”) and shall have the duties and responsibilities customarily associated with this position and may be reasonably assigned from time to time by the CEO. Initially, Executive will be responsible for developing and executing the financial strategy and financial operations that support the Company’s business objectives and plans. The CFO will also play a lead role in positioning the Company to investors and provide input and perspective on all significant business decisions. The CFO will be a strong voice in setting the strategic financial plans. The CFO will lead the Company’s financial operations and ensure that the company, leadership team, and the Board of Directors have a clear understanding of operating performance and risks as it relates to all budgeted and forecasted goals. Finally, the CFO will be responsible for, but not limited to, all finance functions, including financial and expense projections, fundraising, investor relations, deal analysis, procurement, financial reporting, compliance, controls, budgeting, pricing, tax and treasury.

2.1 Best Efforts/Full-Time. Executive shall perform the duties and responsibilities assigned to her to the best of her abilities and with reasonable diligence, and shall abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of the Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies the CEO in advance of Executive’s intent to engage in other paid activities and receives the CEO’s express written consent to do so; provided, however, that any such outside activities must not materially interfere with Executive’s performance of her full-time duties and responsibilities under this Agreement; provided, further, that, until the first anniversary of the Employment Commencement Date, this Section 2.1 shall not prohibit Executive from continuing Executive’s board service for the one board position Executive has disclosed to the CEO prior to the Employment Commencement Date, provided that any such obligation is not materially increased beyond what Executive disclosed were her commitments as of the date of this Agreement. An essential function of Executive’s position is working a regular, full time schedule.

2.3 Policies and Procedures. Executive agrees to comply with the Company’s regular policies and procedures as such policies and procedures may be modified from time to time, including, but not limited to, maintaining the confidentiality of the Company’s confidential information, assigning to the Company inventions made by Executive during the term of her employment and not pursuing competitive activities during the term of employment.

3. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. In addition, the Company reserves the right to modify Executive’s position or duties to meet business needs and to use discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and CEO or an authorized representative. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. If Executive’s employment with the Company terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

4. Compensation.

4.1 Base Salary. As compensation for Executive’s performance of her duties hereunder, the Company shall pay to Executive an initial base salary in the gross amount of $15,000 per bi-weekly pay period (annualizing to $390,000). The Base Salary may be increased or decreased at the sole discretion of the Company without written modification to this Agreement. The Base Salary is payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive shall earn the Base Salary prorated to the date of termination of employment.

4.2 Discretionary Bonus. Executive shall participate in such bonus plan or plans as in effect from time-to-time and applicable to the senior management of the Company. Executive’s target bonus award under such bonus plan, if provided, shall be thirty five percent (35%) of Executive’s Base Salary (the “Target Bonus”). Executive’s bonus (if any) shall be determined by the CEO, in the CEO’s sole and absolute discretion, in accordance with the terms and conditions of such bonus plan, as in effect from time to time.

4.3 Stock Awards. The Executive will also be eligible to participate in designated incentive employee equity incentive plans in accordance with guidelines established from time to time.

(a) As part of Executive’s employment with the Company, the Executive shall be granted an option to acquire 2,574,596 ordinary shares of Ambrx Biopharma, Inc. with standard four-year vesting provisions, with such vesting commencing on the Employment Commencement Date, as defined by the Ambrx BioPharma Share Incentive Plan (the “Time-Based Options”), and based upon approval by the Board of Directors of Ambrx Biopharma, Inc. (“Ambrx Biopharma Board”). The Time-Based Options will be granted on the date on which the Ambrx Biopharma Board accepts and approves an updated third-party valuation of the ordinary shares of Ambrx Biopharma, Inc., and will have an exercise price per share equal to the fair market value per ordinary share on the date of grant as set forth in such valuation. The Time-Based Options will be granted under the Ambrx BioPharma Share Incentive Plan. The 2,574,596 options will be governed by terms of a Notice of Grant of Share Option and Share Option Agreement, which Executive shall be required to sign as a condition of receiving the award.

4.4 Performance and Salary Review. The CEO shall review Executive’s performance on an annual basis. Adjustments to Base Salary, Target Bonus, or other compensation, if any, and any grants of Stock Awards under any applicable equity plan shall be made by the CEO in the CEO’s sole and absolute discretion.

5. Customary Fringe Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives at a same or similar level of responsibility at the Company, including but not limited to group health insurance, subject to the terms and conditions of the Company’s benefit plan documents. Executive shall be entitled to paid time-off in accordance with the Company policies, but Executive shall be entitled to accrue a minimum of seventeen (17) days of paid time-off per year. Executive’s paid time off benefits shall be subject to an accrual cap of no more than 150% of the annual accrual rate. This means that Executive will not continue to accrue paid time off benefits after reaching the accrual cap until paid time off is used and the accrue paid time off bank falls below the accrual cap. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive shall be reimbursed for all reasonable, out-of-pocket business expenses reasonably incurred in the performance of Executive’s duties or professional activities on behalf of the Company, including but not limited to travel expenses (coach airfare or the equivalent, lodging and other incidental expenses). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

7. No Conflict of Interest. During Executive’s employment with the Company, Executive shall not engage in any activity that creates an actual or potential conflict of interest with the Company without the prior written consent of CEO or an authorized representative. Such work shall include, but is not limited to, directly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during Executive’s employment with the Company, as may be determined by the CEO in the CEO’s sole discretion. If the Company believes such a conflict exists during Executive’s employment with the Company, the Company may end Employee’s employment or may ask Executive to choose to modify the scope of the other activity, discontinue the other activity, or resign employment with the Company. Moreover, during Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to (as long as such activity does not create an actual or potential conflict of interest) (a) serve on any civic or charitable boards or committees; (b) deliver lectures, fulfill teaching or speaking engagements; (c) manage personal investments consistent with applicable law; or (d) serve as a member of the board of directors of one corporation (in addition to the Company) with the CEO’s written approval, which shall not be unreasonably withheld provided, further, that any such activities must not occur during the Company’s regular business hours or materially interfere with Executive’s performance of her duties and responsibilities under this Agreement.

8. Confidentiality and Proprietary Rights. Executive and the Company have executed the Company’s Confidentiality and Proprietary Rights Agreement, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference.

9. Non-Interference and Non-solicitation. Executive understands and agrees that the Company’s employees, customers and partners and any information regarding the Company’s employees, customers and/or partners is confidential and constitutes trade secrets of the Company (“Confidential Information and Trade Secrets”). Executive agrees that during her employment and for an indefinite period thereafter, Executive will hold in strictest confidence, and will not directly or indirectly use, disclose or allow to be disclosed to any person, firm, or corporation, the Company’s Confidential Information and Trade Secrets, unless previously authorized by the Company for use in the pursuit of Company business, and for the benefit of the Company. Additionally, notwithstanding any other provision of this Agreement, including the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference, Executive agrees that, to the fullest extent permitted by applicable law, during her employment and for a period of one (1) year after the conclusion of her employment, Executive will not, either directly or indirectly, separately or in association with others interfere with, impair, disrupt or damage the Company’s business by soliciting, encouraging or recruiting any of the Company’s employees or causing others to solicit or encourage any of the Company’s employees to discontinue their employment with the Company.

10. Remedies; Injunctive Relief. The parties acknowledge that a breach of the covenants contained in Sections 8, 9 and 10 would cause irreparable injury and agree that in the event of any such breach, the non-breaching party shall be entitled to seek temporary, preliminary and permanent injunctive relief, as specified under Section 1281.8 of the California Code of Civil Procedure, without the necessity of proving actual damages or posting any bond or other security. In addition, the Company shall be entitled to cease all severance payments to Executive in the event of Executive’s breach of Section 8, 9 or 10.

11. Indemnification. If Executive is considered an officer of the Company under the Company’s Bylaws, Executive shall be entitled to indemnification as provided in Article VIII of the Bylaws of the Company, without regard to any future changes in Executive’s assignment or position. In addition, to the extent the Company obtains insurance providing coverage or indemnification for other officers, or employees, or enters into any agreements with any other officers or employees which provide such officer or employee with rights to indemnification, Executive shall be included as a named insured in such policy and/or granted the same rights to indemnification as are provided in such other agreements.

12. Voluntary Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled by either party pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.) and/or the Federal Arbitration Act. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules, which can be viewed at http://www.adr.org/employment. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent provided by law, the arbitrator may, in her or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 12 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial as to any matter subject to arbitration. The parties further agree that they may not bring any claim in arbitration as a class, collective or representative action, but only in their individual capacities.

13. General Provisions.

13.1 Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amount is at such time payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to her estate.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Tax Withholding. The payments made pursuant to this Agreement shall be subject to tax withholding and payroll deductions required by applicable law.

13.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated; (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, email or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

13.9 Survival. Sections 8 (“Confidentiality and Proprietary Rights”), 9 (“Non-Interference and Non-solicitation”), 10 (“Remedies; Injunctive Relief”), 11 (“Indemnification”), 12 (“Agreement to Arbitrate”) and 13 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

13.10 Entire Agreement. This Agreement, the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference and the equity plan and option agreements referenced in Section 4.3 of this Agreement, together constitute the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

13.11 Compliance with Section 409A of the Internal Revenue Code. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under Section 409A.

13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14. Severance. Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of termination of Executive’s employment with the Company only as set forth in this Section 14. For the avoidance of doubt, Executive shall not be eligible for severance benefits under this Section 14 unless, in the sole discretion of the Company, Executive has completed six full months of employment without the Company having concerns regarding Executive’s performance or conduct even if such Company concerns do not rise to the level of “Cause” under this Agreement. The six-month period shall be measured from the Employment Commencement Date. If, prior to Executive’s completing six full months of employment, Executive’s Separation from Service occurs by reason of termination of Executive’s employment due to any performance or conduct concern of any nature by the Company, even if such concern does not rise to the level of “Cause” under this Agreement and even if Executive is not given the opportunity to cure the Company’s concern(s) prior to termination, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law provided Executive timely elects and fully pays for any such continuation of benefits required by COBRA or applicable law.

(a) Termination Without Cause or By Executive For Good Reason After Completion of Six Full Months of Employment. Provided Executive has completed six full months of employment, measured from the Employment Commencement Date, if Executive’s Separation from Service occurs by reason of the termination of Executive’s employment by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of Company, the benefits provided below:

(i) The Company shall pay to Executive her fully earned but unpaid Base Salary, when due, through the date of Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of Separation from Service;

(ii) Subject to Executive’s continued compliance with Sections 7, 8, and 9, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) Nine (9), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in a lump sum installment on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

(iii) Subject to Executive’s continued compliance with Sections 7, 8 and 9, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is six (6) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires), the Company shall provide Executive and her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service with continuation coverage under COBRA for a monthly premium equal to the monthly premium Executive would have been required to pay for health coverage for Executive and her eligible dependents who were covered by the Company’s health plans if Executive were an active employee (provided that Executive shall be solely responsible for all matters relating to her continuation of coverage pursuant to COBRA, including, without limitation, her election of such coverage and her timely payment of premiums). Such continuation coverage shall be provided through insurance in accordance with the exemption under Treasury Regulation Section 1.409A-l(a)(5).

(iv) In the event Executive accepts employment with an employer other than the Company prior to or during the severance payment period described in Section 14(a)(ii) (which acceptance may be evidenced upon the earlier of executing a written employment agreement or commencing such employment), the Company’s obligation to provide severance benefits under Section 14(a)(iii) shall immediately cease upon such acceptance of other employment, and Executive shall be obligated to inform the Company of any such acceptance within five (5) business days of such acceptance.

(b) Other Terminations. If Executive’s employment is terminated at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid Base Salary, through the date of termination at the rate then in effect, and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law provided Executive timely elects and fully pays for any such continuation of benefits required by COBRA or applicable law. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c) Delay of Payments. If at the time of Executive’s Separation from Service, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such Separation from Service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following Executive’s Separation from Service (or the earliest date as is permitted under Section 409A of the Code).

(d) Release. As a condition to Executive’s receipt of any benefits pursuant to Section 14(a)(ii) and (iii), Executive shall execute and deliver to the Company within fifty (50) days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in a form substantially similar to the form attached hereto as Exhibit B. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and her termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within fifty (50) day period following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section. In addition, Executive acknowledges and agrees that she is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 14, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise; however, if Executive accepts employment, Executive’s rights to severance benefits under Section 14(a)(ii) and (iii) shall be limited in accordance with Section 14(a)(iv). In addition, any loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 14, and, as provided in Section 14(a), Executive’s right to continued health care benefits following her termination of employment will terminate on the date on which the applicable continuation period under COBRA expires.

(g) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate her office prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 14(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Cause” shall mean any of the following: (i) any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities to the Company or any successor or parent or subsidiary thereof which is materially injurious to the Company or any successor or parent or subsidiary thereof; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive which constitutes gross misconduct and is materially injurious to the Company or any successor or parent or subsidiary thereof; (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement, the Company’s Confidentiality and Proprietary Rights Agreement or the Company’s written employment or other written policies that have previously been furnished to Executive, which breach, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; (v) Executive’s failure to comply with reasonable directives of the CEO that are consistent with Executive’s job duties (which directives are not in conflict with applicable law), which failure, if curable, is not cured within thirty (30) days after written notice thereof is received by Executive; or (vi) Executive’s misappropriation of any material property, including but not limited to intellectual property, of the Company or any successor or parent or subsidiary thereof.

(ii) “Disability” means the inability of Executive, in the opinion of a qualified physician acceptable to the Company, to perform, with or without reasonable accommodation, the essential functions of Executive’s position with the Company, or any parent, or subsidiary, or successor because of the sickness or injury of Executive for more than 90 consecutive days or more than 120 days in a 12 month period.

(iii) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(A) a material diminution in Executive’s authority, duties or responsibilities;

(B) a material diminution in Executive’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company; or

(C) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the initial occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions.

(iv) “Separation from Service” shall mean Executive’s separation from service, as defined in Treasury Regulation Section 1.409A-1(h), with respect to the Company (and the service recipient, as defined in Treasury Regulation Section 1.409A-l(g), that includes the Company).

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

SONJA NELSON, CPA

Dated:	06/04/2021	/s/ Sonja Nelson

AMBRX, INC.

Dated:	06/04/2021	By:	/s/ Feng Tian
		Name:	Feng Tian, PhD
		Title:	CEO and President

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